Exhibit 99.1

	For:	Equinox Holdings, Inc.

	Investor Contact:	Scott M. Rosen
EVP/Chief Operating Officer
(212) 774-6299

Christine Greany
Tidal Communications, Inc.
(203) 866-4401
For Immediate Release
	Media Contact:	Judy Taylor
Vice President, Public Relations
(212) 774-6330

EQUINOX HOLDINGS REPORTS STRONG FOURTH QUARTER AND
FULL YEAR 2004 FINANCIAL RESULTS

First Quarter 2005 Total Revenues Increase 20%; Comparable Store Sales Up 10%

NEW YORK (April 28, 2005) – Equinox Holdings, Inc. today announced financial results for the fourth quarter and full year ended December 31, 2004.  Total revenue for the fourth quarter increased 26% to $38.1 million compared to $30.4 million in 2003.  Revenue from comparable fitness clubs rose 10% for the period.  Fourth quarter operating income increased to $6.0 million versus $3.8 million in the comparable period of 2003.  Adjusted EBITDA was $10.1 million, up substantially, at a 35% increase, compared to $7.4 million in the fourth quarter of last year.  Operating income and Adjusted EBITDA include approximately $0.9 million of costs associated with a legal dispute.  Net loss for the period was ($3.9) million versus a net loss of ($10.1) million in 2003.

For the full year ended December 31, 2004, total revenue increased 25% to $144.2 million versus $115.5 million in 2003.  Revenue from comparable fitness clubs rose 9%.  Operating income was $19.3 million compared to $18.1 million in 2003.  Adjusted EBITDA increased 10% to $35.2 million versus $32.0 million last year.  Operating income and Adjusted EBITDA include approximately $3.2 million of costs associated with a legal dispute.  Net loss was ($2.2) million compared to ($8.0) million in 2003.

-more-

“We are pleased to report strong operating results for the fourth quarter and full year 2004,” said Harvey Spevak, president and chief executive officer.  “The strength of the Equinox member experience, with high quality and innovative programs, services and product offerings drove continued membership growth at both our new and existing clubs and enabled us to produce solid performances across all of our key financial metrics.”

“We are particularly enthusiastic about the ongoing success of our new club openings.  In 2004 we opened 5 clubs in The Time Warner Center in New York City; Highland Park, Illinois; Roslyn, New York; San Francisco; and Santa Monica, California.  With 8 new club openings scheduled for 2005, we will continue to expand our presence in the New York, California and Chicago markets.  Additionally, we will be opening our first Florida club with a prime location in Miami’s South Beach.”

“Fiscal 2005 is off to a great start,” continued Spevak.  “First quarter revenues came in strong and our new club pipeline is robust.  For the first quarter ended March 31, 2005, total revenues increased 20%, while comparable store sales rose 10%.  Additionally, active member count improved 13% to nearly 79,000.”

Restatement of Previously Issued Financial Statements

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease-related accounting issues and their application under accounting principles generally accepted in the United States of America (“GAAP”). In light of this letter, the Company’s management initiated a review of its lease accounting and determined that its then-current method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (construction allowances) was not in accordance with GAAP. As a result, the Company restated its consolidated financial statements for the fiscal years ended December 31, 2003, 2002, 2001 and 2000, including the interim periods for 2004 and 2003.

The Company had historically accounted for construction allowances as reductions to the related leasehold improvement asset on the consolidated balance sheets and presented construction allowances received as a reduction in capital expenditures in investing activities on the consolidated statements of cash flows. Management determined that Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 881, “Issues Relating to Accounting for Leases,” requires these allowances to be reclassed to a deferred rent liability on the consolidated balance sheets and allowances received as a component of operating activities on the consolidated statements of cash flows. Additionally, this adjustment resulted in a reclassification of the deferred rent amortization from “Depreciation and amortization” to “Rent and occupancy” on the consolidated statements of income.

Excluding the tax impact, the correction of this accounting error required the Company to reclass additional “Deferred rent” and adjust “Property and equipment, net” on the consolidated balance sheets for the years ended December 31, 2003, 2002, 2001, and 2000. These adjustments resulted in an equal increase in “Property and Equipment, net” and “Deferred Rent” of $5,843,133, $1,674,695, $2,180,592, and $569,915, in each of these years, respectively.

Additionally, these adjustments resulted in the reclassification of the deferred rent amortization from “Depreciation and amortization” to “Rent and occupancy” costs on the consolidated statements of income.  Depreciation expense was increased for previously amortized construction allowances and “Rent and occupancy” expense was decreased by $463,162, $176,155, $38,354 and $24,779 for the years ended December 31, 2003, 2002, 2001, and 2000, respectively.

The Company also reviewed its policy with regard to estimating the useful lives of its fixed assets and discovered that certain capitalized assets were incorrectly being assigned lives over the life of the lease. As a result, certain assets’ useful lives were decreased accordingly. This adjustment resulted in an increase to “Depreciation and amortization” and a decrease to “Property and equipment, net” of $172,028, $133,094, $114,459 and $102,463 for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

The Company had previously not recorded certain prior state and local sales tax obligations. This resulted in an increase to “Accrued expenses,” “General and administrative,” “Interest expense,” and “Property and equipment, net.” For the years ended December 31, 2003, 2002, 2001 and 2000, these adjustments resulted in; (i) an increase to “Accrued expense” of $398,573, $413,198, $214,791 and $83,358; (ii) an increase to “General and administrative” of $286,789, $326,309, $159,687 and $42,113; (iii) an increase to “Interest expense” of $98,607, $38,964, $12,634 and $3,786, and; (v) an increase to “Property and equipment, net” of $13,177, $12,273, $6,818 and $1,807, respectively.

The Company reviewed its policies and procedures with regard to commission expense and determined that commissions were previously recognized based on estimates that did not reflect the proper expense. As a result the Company changed its policy to recognize actual commission expense over the associated period. This correction resulted in an increase/(decrease) to “Prepaid and other current assets” and a corresponding increase/(decrease) to “Compensation and related” expense of ($49,192), $34,974, $56,782 and ($81,890), for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

The Company reviewed its revenue recognition policies and procedures with regard to its ancillary services and determined that certain ancillary services revenue was prematurely recognized, when billed. As a result of this finding, the Company determined that it is appropriate to recognize revenue for services in the period the services are provided as per Staff Accounting Bulletin 104, “Revenue Recognition, corrected copy.”  Toward this end, the Company identified the following revenue recognition errors as they relate to membership fees and corrected them as follows:

The Company reviewed its revenue recognition policies and procedures with regard to its locker rental service and determined that revenue from annual locker rentals was prematurely recognized, when billed. As a result of this finding, the Company determined that it is appropriate to recognize revenue for services in the period the services are provided.

The Company reviewed its revenue recognition policies and procedures with regard to members’ contract freezes, and the related contract extension, and determined that the members’ contract period was not being extended for the months that were frozen. As a result of this finding, the Company determined that it is appropriate to recognize the monthly membership revenue for the extended contract in the periods that facility access is provided.

The Company reviewed its revenue recognition policies and procedures with regard to membership cancellations (e.g., members may cancel contracts for medical conditions and certain other reasons) and determined that cancellations recorded as contra revenue were incorrectly recognized over a period of 12 months. As a result of this finding, the Company analyzed historical cancellations and determined that it is more accurate to offset the contract revenue over the average life of the remaining contract which was determined to be five months.

The Company reviewed its revenue recognition policies and procedures with regard to renewals of annual membership contracts and determined that in certain cases the contract date used for revenue recognition purposes was not consistent with the date access was first provided. As a result of this finding, the Company analyzed member contracts for facility access start dates and corrected revenue recognition to coincide with facility access. In addition, in certain cases, the Company offered an additional month of facilities access as an incentive to the member to renew their contract. The Company only recognized the total value over the life of the contract excluding the additional month. As a result of this finding the Company quantified and recognized the incentive month offered to the member over the life of the contract including the incentive month.

The Company reviewed its revenue recognition policies and procedures with regard to members who transfer between fitness clubs and determined that revenue was improperly recognized when billed. As a result of this finding the Company has corrected the revenue recognition to be amortized over the periods that facilities access is provided.

The Company reviewed its revenue recognition policies and procedures with regard to gift cards, and determined that complementary gift cards were not recognized at the time of issuance. As a result of this finding the Company calculated the liability for such cards, and properly recognized revenue for the complementary gift cards as the services were provided.

The corrections to our revenue recognition policies and procedures resulted in an increase/(decrease) in “Membership revenue” of ($437,976), ($1,731,207), $7,987 and ($127,662) for the years ended December 31, 2003, 2002, 2001 and 2000, respectively, and a corresponding increase/(decrease) to “Deferred revenue” in each of the respective periods. The resulting adjustment to “Other revenue” was a decrease of $181,205, $159,645, $136,091 and $80,124 for the years ended December 31, 2003 2002, 2001 and 2000, respectively, and a corresponding increase to “Deferred revenue”.

The tax benefit of these adjustments was $517,591 and $1,218,741 for the years ended December 31, 2003 and 2002, respectively.

The total after tax effect of all restatement adjustments discussed above was an increase to the Company’s accumulated deficit of $708,206 and $1,171,156 for the years ended December 31, 2003 and 2002, respectively.

In connection with these restatements, the Company was advised by our auditors, KPMG, of certain material weaknesses in our internal controls but anticipate they will issue an unqualified opinion on our financial statements when we file our Form 10-K.  The Company is addressing all of the issues raised and expects to have these matters corrected as quickly as possible.

Equinox Holdings, Inc. operates upscale, full-service fitness clubs, catering to the middle- to upper-end market segment.  The company offers an integrated selection of Equinox-branded programs, services and products, including strength and cardio training, group fitness classes, personal training, spa services and products, apparel and food/juice bars.  Since its inception in 1991, Equinox has developed a lifestyle brand that represents service, value, quality, expertise, innovation, attention to detail, market leadership and results.  As of March 31, 2005, the company operated 24 Equinox fitness clubs.

Conference Call Information

The company’s fourth quarter investor conference call, featuring Harvey Spevak, president and chief executive officer and Scott Rosen, chief operating officer, will be available through a live audio webcast at www.equinoxfitness.com and www.fulldisclosure.com on April 28, 2005 at 2:00 p.m. Eastern Time.  A replay will be available and archived on those web sites the same day beginning at approximately 5:00 p.m. Eastern Time.  To listen to the live call, please dial (888) 853-8624 and request the Equinox conference call.  A telephone replay will also be available at (888) 286-8010, I.D. #53496382 from approximately 5:00 p.m. Eastern Time through May 5, 2005.

Explanatory Notes – Reconciliation of GAAP to Non-GAAP Measures

Equinox reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Equinox uses the non-GAAP measures presented because they could be a key component in the determination of our compliance with certain covenants under our credit agreement.  Since we have not drawn on the credit agreement these covenants are not yet in force. EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition.  Because EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” or similar expressions.  Because these forward-looking statements are based on management’s current estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions in the United States; changes in operations and prospects; the degree to which we are leveraged; the relative success and timing of our business strategies; our ability to execute and manage our growth strategy; adverse regional conditions; funding needs and financing sources; increased competition in the fitness industry; and actions of third parties, such as legislative bodies and government regulatory agencies.  We assume no obligation and do not intend to update these forward-looking statements.

(Financial Tables To Follow)

EQUINOX HOLDINGS, INC.

Consolidated Condensed Statements of Income (Unaudited)

(in thousands)

	For the years ended December 31,		For the three months ended December 31,
	2004	2003	2004	2003
		(restated)		(restated)
Membership fees	$95,567	$76,242	$25,220	$20,088
Personal training	30,851	25,000	8,202	6,912
Other revenue	17,754	14,265	4,721	3,368
Total revenue	144,172	115,508	38,143	30,368
Expenses:
Compensation and related	58,451	48,251	15,216	12,543
Rent and occupancy	17,034	13,511	4,560	3,964
General and administrative	35,657	24,240	8,980	7,264
Related-party management fees	817	1,007	203	26
Stock compensation expense	—	35	—	—
Depreciation and amortization	12,935	10,385	3,171	2,801
Total operating expenses	124,894	97,428	32,129	26,598
Income from operations	19,278	18,079	6,013	3,770
Other income (expense):
Interest expense	(16,622)	(33,791)	(4,214)	(22,001)
Interest income	402	132	138	23
Change in fair value of warrants and other	(3,401)	900	(4,738)	(389)
Total other expense	(19,621)	(32,759)	(8,814)	(22,367)
Net (loss) before benefit from (provision) for income taxes	(343)	(14,679)	(2,801)	(18,597)
Benefit from (provision for) income taxes	(1,888)	6,706	(1,058)	8,462
Net (loss)	$(2,231)	$(7,973)	$(3,859)	$(10,135)

EQUINOX HOLDINGS, INC.

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	December 31,
	2004	2003
		(restated)
Current assets:
Cash	$27,506	$42,709
Marketable securities	—	70
Accounts receivable—members, less allowance for doubtful accounts as of December 31, 2004 and 2003 of $60 and $112, respectively	1,984	1,546
Deferred income taxes	4,709	5,542
Prepaid expenses and other current assets	7,517	8,766
Total current assets	41,716	58,632

Property and equipment, net of accumulated depreciation as of December 31, 2004 and 2003 of $50,200 and $37,363, respectively	150,761	123,381
Deferred income taxes	5,696	4,375
Other assets	7,448	5,015
Goodwill, net	2,503	2,503
Due from affiliated entities	510
Deferred financing costs, net	6,457	6,961
Total assets	215,090	200,867
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	1,279	1,087
Accrued expenses	6,957	5,365
Deferred revenue	34,217	28,730
Current installments of long-term debt	113	123
Current installments of capital lease obligations	739	1,252
Due to affiliated entities	—	787
Total current liabilities	43,304	37,345
Deferred revenue	618	514
Long-term debt, excluding current installments	161,184	161,501
Capital lease obligations, net of current installments	913	1,123
Deferred income taxes	—	—
Deferred rent	32,644	25,772
Common stock put warrants	13,179	9,654
Due to founding stockholders	3,497	2,936
Total long term liabilities	212,036	201,500
Total liabilities	255,340	238,845

Stockholders’ deficit:
Common stock	94	94
Additional paid-in capital	82,920	82,920
Accumulated other comprehensive income	—	14
Accumulated deficit	(123,264)	(121,006)
Total stockholders’ deficit	(40,250)	(37,978)
Total liabilities and stockholders’ deficit	$215,090	$200,867

Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

(in thousands)

Equinox reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Equinox uses the non-GAAP measures presented because they could be a key component in the determination of our compliance with certain covenants under our credit agreement.  Since we have not drawn on the credit agreement these covenants are not yet in force. EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition.  Because EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

EQUINOX HOLDINGS, INC.

Reconciliation of Adjusted EBITDA to Net Income (Unaudited)

(in thousands)

	For the years ended December 31,		For the three months ended December 31,
	2004	2003	2004	2003

Net (loss)	$(2,231)	$(7,973)	$(3,859)	$(10,135)
Depreciation and amortization	12,935	10,385	3,171	2,801
Provision for (benefit from) income	1,888	(6,706)	1,058	(8,462)
Interest expense, net of interest	16,220	33,659	4,076	21,978
EBITDA	$28,812	$29,365	$4,446	$6,182
Components of Adjusted EBITDA:
Stock compensation expense	—	35	—	—
Related-party management fees and	817	1,007	203	26
Mark-to-market warrant adjustment	3,526	(900)	4,862	389
Non-cash deferred rent	2,082	2,496	558	838
Adjusted EBITDA	$35,237	$32,003	$10,069	$7,434